Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-153647 on Form S-8 of our reports dated June 10, 2009, relating to the consolidated financial statements and financial statement schedule of ReneSola Ltd and subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 20-F of the Company  for the year ended December 31, 2008.

Deloitte Touche Tohmatsu CPA Ltd.

Shanghai, China

June 10, 2009